Exhibit 15(a).2

DASSAULT SYSTEMES

Société Anonyme

9, quai Marcel Dassault, BP 210
92156 SURESNES CEDEX

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We consent to the incorporation by reference in the Registration Statement Nos. 333-100030, 333-13938, 333-8420 and 333-5174 on Form S-8 of our report dated June 24, 2005, except for note 1d, as to which the date is May 30, 2006, related to the consolidated financial statements of Dassault Systèmes SA, appearing in this Annual Report on Form 20-F of Dassault Systèmes SA for the year ended December 31, 2004.

Paris and Neuilly-sur-Seine, France,

June 28, 2006

Ernst & Young Audit	Deloitte & Associés

/s/	/s/
Jean-Marc MONTSERRAT	Philippe MOURARET